UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

LifeMD, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2023

Dear Fellow LifeMD Stockholders:

We invite you to attend the 2023 Annual Meeting of Stockholders of LifeMD, Inc. to be held on June 16, 2023 at 12:00 p.m., EDT. The 2023 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/LFMD2023. A virtual meeting format will allow stockholders to participate from any location and we expect will lead to increased attendance, improved communications and cost savings for our stockholders and the Company.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provides information concerning matters to be considered and acted upon at the meeting. Our 2022 results are presented in detail in our Annual Report.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend the virtual meeting, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in LifeMD, Inc.

Sincerely,

Justin Schreiber
Chairman of the Board of Directors

LifeMD, Inc.

236 Fifth Avenue, Suite 400

New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Friday, June 16, 2023

To the Stockholders of LifeMD, Inc.

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of LifeMD, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 16, 2023, beginning at 12:00 p.m. Eastern Daylight Time. The purpose of the meeting is to consider and act upon the following matters:

1.	To elect nine directors to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified (Proposal 1);

2.	To ratify the selection of Marcum LLP as LifeMD’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2); and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 24, 2023 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting. We are providing proxy material access to our stockholders via the Internet at www.proxyvote.com. Please give the proxy materials your careful attention.

By Order of the Board of Directors,

Eric Yecies
Secretary

New York, NY

April 28, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2023

The Notice of 2023 Annual Meeting of Stockholders, Proxy Statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
When and where is the Annual Meeting being held?	1
Who is entitled to vote at the Annual Meeting?	1
What is a quorum for purposes of conducting the Annual Meeting?	1
How may I vote by Proxy?	2
What proposals am I voting on, and what votes are required to approve each proposal?	2
How does the Board recommend that I vote?	3
What happens if I don’t specify a choice on my Proxy?	3
What if other matters come up at the Annual Meeting?	3
Can I change or revoke my vote after submitting my Proxy?	3
Is my vote kept confidential?	3
How can I find out the results of the voting at the Annual Meeting?	3
How will Proxies be solicited?	4
What does it mean if I receive more than one set of proxy materials?	4
I share the same address with another LifeMD, Inc. stockholder. Why has our household only received one set of proxy materials?	4
Where are the proxy materials available?	4
Proposal 1: Election of Directors	5
Nominees	5
Board Diversity Matrix	8
CORPORATE GOVERNANCE	9
Determination of Director Independence	9
Board Committees	9
Board and Committee Meetings	11
Director Nominations	11
Board Diversity	12
Board Leadership Structure and Role in Risk Oversight	12
Anti-Hedging Policy	13
Code of Ethics	13
Delinquent Section 16(a) Reports	13
Communication with our Board	13
Executive Officers	14
EXECUTIVE COMPENSATION	16
Summary Compensation Table	16
Named Executive Officer Employment Agreements	17
Outstanding Equity Awards at Fiscal Year End	18
Pay Versus Performance	19
DIRECTOR COMPENSATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
EQUITY COMPENSATION PLAN INFORMATION	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
AUDIT-RELATED MATTERS	29
Audit Committee Report	29
Audit Fees and Services	29
Pre-Approval Policies and Procedures	30
Proposal 2: Ratification of the Selection of MARCUM LLP as LifeMD’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	31
OTHER MATTERS	32
Stockholder Proposals and Nominees	32

i

LIFEMD, INC.

236 Fifth Avenue, Suite 400

New York, NY 10001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 16, 2023

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the “Board of Directors” or the “Board”) of LifeMD, Inc. (“LifeMD,” the “Company,” “we” or “us”) for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 16, 2023, beginning at 12:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is contemplated that this Proxy Statement and the accompanying form of proxy or voting instruction form (the “Proxy”), or a Notice of Internet Availability of Proxy Materials providing instructions on how to access these documents on the Internet and how to vote, will be mailed to the Company’s stockholders of record as of the end of business on April 24, 2023 (the “Record Date”). The proxy materials will be first mailed on or about April 28, 2023.

The Proxy enables you to appoint Justin Schreiber, our Chief Executive Officer, or Eric Yecies, General Counsel and Chief Compliance Officer, as your representative at the Annual Meeting. By completing and returning a Proxy, you are authorizing Mr. Schreiber or Mr. Yecies to vote your shares at the Annual Meeting in accordance with your instructions on the Proxy. This way, your shares will be voted whether or not you attend the virtual Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting being held?

The Annual Meeting will be held on June 16, 2023 commencing at 12:00 p.m., Eastern Daylight Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/LFMD2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials or your Proxy.

The Annual Meeting will begin promptly at 12:00 p.m., Eastern Daylight Time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.

Who is entitled to vote at the Annual Meeting?

At the close of business on April 24, 2023 (the “Record Date”), there were outstanding and entitled to vote an aggregate of 33,951,224 shares of our voting securities on an as-converted basis (the “Voting Securities”), including: (i) 32,511,835 shares of common stock, par value $0.01 (the “Common Stock”), issued and outstanding; and (ii) 3,500 shares of Series B convertible preferred stock (the “Series B Preferred Stock”) issued and outstanding. Stockholders are entitled to one vote for each share of Common Stock held by them. Each share of Series B Preferred Stock is entitled to one vote per share on an as-converted basis with the holders of the Series B Preferred Stock having, in the aggregate, 1,439,389 votes ($4,678,014 of Series B Preferred divided by the current conversion price of $3.25). The Voting Securities may not be voted cumulatively.

What is a quorum for purposes of conducting the Annual Meeting?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote at the Annual Meeting (16,975,612) shares of the Voting Securities on an as-converted basis), present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Holders attending a virtual meeting will be counted as present “in person” for purposes of determining whether a quorum is present.

In the absence of a quorum at the Annual Meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum is formed. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

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How may I vote by Proxy?

All valid Proxies received prior to the Annual Meeting will be voted. The Board of Directors recommends that you vote by Proxy even if you plan to attend the virtual Annual Meeting. You can vote your shares by Proxy via Internet, telephone or mail.

●	To vote via Internet, go to www.proxyvote.com and follow the instructions.
●	To vote via telephone, follow the instructions found in your Notice of Internet Availability of Proxy Materials or Proxy. In either case, you will need the 16-digit control number found in your Notice of Internet Availability of Proxy Materials or Proxy.
●	To vote by mail, if you have received a printed Proxy, complete, sign and date it, and return it in the enclosed postage-paid envelope to Broadridge Investor Communications Solutions.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 15, 2023.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, known as a “street name holder,” you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet by following instructions provided by your broker or bank.

Voting by Proxy will not limit your right to vote at the Annual Meeting if you attend and vote electronically. However, if your shares are held in the name of a street name holder, you must obtain a proxy executed in your favor, from the street name holder to be able to vote at the Annual Meeting.

What proposals am I voting on, and what votes are required to approve each proposal?

The following proposals being presented at the Annual Meeting, and the votes required for approval of each proposal, are described below:

Proposal 1: Election of Directors. Votes may be cast: “FOR ALL” nominees, “WITHHOLD ALL” nominees or “FOR ALL EXCEPT” those nominees noted by you on the appropriate portion of your proxy or voting instruction card. At the Meeting, nine directors are to be elected, which number shall constitute our entire Board, to hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Pursuant to our bylaws, directors are to be elected by a plurality of votes cast. This means that the nine candidates receiving the highest number of affirmative votes at the Meeting will be elected as directors. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 2: To Ratify the Selection of Marcum LLP as LifeMD’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023. Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of the holders of a majority of the votes cast is required for the ratification of the selection of Marcum LLP as our independent registered public accounting firm for the current fiscal year. Abstentions will have no effect on the outcome of this proposal. There will be no broker non-votes with respect to this proposal.

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How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR ALL” nominees for director (Proposal No. 1), and “FOR” ratification of the appointment of Marcum LLP as LifeMD’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2).

What happens if I don’t specify a choice on my Proxy?

If you return a signed and dated Proxy without marking any or all voting selections, your shares will be voted “FOR ALL” nominees for director (Proposal No. 1) and “FOR” ratification of the appointment of Marcum LLP as LifeMD’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2). If any other matter is properly presented at the meeting, the persons named in your Proxy will vote your shares using their best judgment.

What if other matters come up at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof for consideration, and you have submitted a Proxy, the persons named in your Proxy will have the discretion to vote on those matters for you.

Can I change or revoke my vote after submitting my Proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed Proxy with a later date;
●	You may send a timely written notice that you are revoking your Proxy to the Company at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attn: General Counsel; or
●	You may attend the virtual Annual Meeting and vote electronically. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Is my vote kept confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation and certification of votes; and

●	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their Proxies, which may be forwarded to the Company’s management and the Board.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting, and LifeMD will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

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How will proxies be solicited?

The Company will bear the cost of mailing and solicitation of Proxies. Proxies may be solicited by mail or personally by our directors, officers, or employees, none of whom will receive additional compensation for such solicitation. Street name holders, such as banks and brokers, are being asked to distribute proxy materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse street name holders for their reasonable out-of-pocket expenses.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow instructions to vote each account to ensure that all of your shares are voted.

I share the same address with another LifeMD, Inc. stockholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to stockholders who hold their shares through a bank, broker, or other holder of record and share a single address, unless we received contrary instructions from any stockholder at that address. However, any such beneficial holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker, or other holder of record, or Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Beneficial holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker, or other holder of record or Broadridge at the phone number or address listed above.

Where are the proxy materials available?

LifeMD uses the Internet as the primary means of furnishing proxy materials to stockholders. We send a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials online at proxyvote.com or request a printed copy of materials. You will need your 16-digit control number included in your Notice of Internet Availability of Proxy Materials or your Proxy to access the proxy materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to reduce environmental impact and mailing costs.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001.

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Proposal 1: Election of Directors

The Company’s Board of Directors is currently comprised of nine directors. A total of nine directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders to be held in 2024, and until their successors are duly elected and qualified. Justin Schreiber, Stefan Galluppi, Naveen Bhatia, Dr. Joseph V. DiTrolio, M.D., Roberto Simon, John R. Strawn, Jr. and Bertrand Velge are all standing for reelection at the Annual Meeting. In addition, Robert Jindal, appointed to the Board in September 2022 and recommended by a non-management director, and Dr. Joan LaRovere, M.D. appointed to the Board in February 2023 and recommended by a non-management director, are standing for election at the Annual Meeting. The persons named as “Proxies” in the enclosed Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If no choice has been specified by a stockholder, the shares will be voted “FOR ALL” the nominees. If at the time of the Annual Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

Nominees

The persons nominated as directors are as follows:

Name	Age	Position(s)
Justin Schreiber	40	Chief Executive Officer and Director, Chairman of the Board
Stefan Galluppi	36	Chief Innovation Officer and Director
Naveen Bhatia	43	Director
Dr. Joseph V. DiTrolio, M.D.	72	Independent Director
Roberto Simon	48	Independent Director
John R. Strawn, Jr.	62	Independent Director
Bertrand Velge	63	Independent Director
Robert Jindal	51	Independent Director
Dr. Joan LaRovere, M.D.	56	Independent Director

Vote Required

The nine nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

Our Board unanimously recommends that you vote “FOR ALL” nominees for director.

Set forth below are the names of and certain biographical information about each nominee for election to our Board of Directors. The information presented includes each director nominee’s principal occupation and business experience for the past five years and the names of other companies for which he or she has served as a director during the past five years.

Justin Schreiber – Chief Executive Officer and Chairman of the Board

Mr. Schreiber has served as Chief Executive Officer of the Company and member of the Board of Directors since 2018, and formerly President of the Company from 2018 to 2021. Mr. Schreiber has been Chairman of the Board since 2019. Mr. Schreiber has also served as President of LifeMD PR, LLC, the Company’s wholly-owned subsidiary in Puerto Rico (“LifeMD PR”), since 2017. Mr. Schreiber has been the President and founder of JLS Ventures, an investment and capital markets advisory firm that invests in and consults with emerging growth publicly-traded companies. Prior to founding JLS Ventures, Mr. Schreiber ran a consulting business that provided investor relations, advisory services, and capital raising solutions to small publicly traded companies. In addition to his capital markets experience, Mr. Schreiber previously worked for a global healthcare consulting firm as well as in the foreign currency trading business. He holds a BS in International Business from Elizabethtown College and a BA in International Management from the ICN École de management in Nancy, France.

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Mr. Schreiber is a senior executive leader who contributes significant experience in the healthcare industry, capital markets and investor relations, particularly in the space for emerging growth publicly-traded companies. We estimate that Mr. Schreiber spends approximately 90-100% of his time on the activities of the Company. The balance of his time is spent between his other entities.

Stefan Galluppi – Chief Innovation Officer and Director

Stefan Galluppi currently serves as Chief Innnovation Officer of the Company. Mr. Galluppi has served as the Chief Innovation & Marketing Officer of the Company since December 2020, and prior to that, as Chief Technology Officer of the Company from 2016 to December 2020. Mr. Galluppi also served as Chief Operating Officer from March 2019 to November 2020. Mr. Galluppi served as a director of the Company from 2017 to 2018. Mr. Galluppi resigned as a director in February 2018 upon the sale of the legacy beta glucan business but was re-appointed in May 2018. Mr. Galluppi combines over 10 years of experience in building technology platforms for direct to consumer marketing campaigns. Previously, he served as the CTO of Runaway Products, a DRTV driven marketing firm with a core focus on building and optimizing systems to scale campaigns for maximum efficiency and profitability.

Mr. Galluppi is a senior executive leader who contributes insights on the Company’s technology and marketing strategies based on his work experience at LifeMD and prior companies.

Naveen Bhatia – Director

Mr. Bhatia was appointed to our Board of Directors in 2021. Mr. Bhatia has an extensive private equity background. From 2013 to 2020, he was a Senior Director in the Tactical Opportunities Group of Blackstone, a leading global investment business specializing in alternative asset classes. Before joining Blackstone, Mr. Bhatia was a Managing Director at 40 North Industries LLC, a private investment firm where he focused on special situations equity and debt investments, both public and private. Prior to 40 North, he was a Principal at a family office in New York. From 2003 to 2008, Mr. Bhatia was a Co-Founder and Partner of Eagle Lake Capital LLC, a private investment partnership focused on fundamental, value investing across the capital structure. He started his career as a member of the Restructuring Group at Rothschild.

Mr. Bhatia received a BA in Public Health from The Johns Hopkins University. He has served as a director of various public and private companies, currently serving as a member of the Board of Directors of private companies EquipmentShare, RG Barry, and CRG Financial. From 2010-2019, Mr. Bhatia served as Chairman of the Board of Cotton Holdings, a leading, global infrastructure support services company. He was also an Adjunct Professor at Columbia Business School and taught Applied Security Analysis I & II for eight years.

Mr. Bhatia contributes insights on private equity markets and investments, based on his experience at leading investment businesses. He also helps guide corporate governance policies and practices, drawing from his public and private company board experience.

Dr. Joseph V. DiTrolio, M.D. – Independent Director

Dr. DiTrolio was appointed to our Board of Directors in 2014. Dr. DiTrolio has served as an advisor of OneMedPlace and as an advisor of Urovalve Inc. Dr. DiTrolio is recognized world-wide as an inventor, researcher, and lecturer. He is the holder of several patents and has been a Clinical Professor of Surgery, Division of Urology at New Jersey Medical School, since 1985, and the recent past Chairman of the Department of Urology for the St. Barnabas Medical Center Healthcare System. He is a graduate of the University of Richmond, University of Paris, Sorbonne, and New Jersey Medical School. He is a Diplomate of the American Board of Urology and is well respected in the urology community for innovative techniques and product development.

Dr. DiTrolio contributes medical expertise developed over his long career, particularly as a specialist and academic in the field of urology, and an understanding of trends in medical innovation and research.

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Roberto Simon – Independent Director

Mr. Simon was appointed to our Board of Directors in 2020. Mr. Simon has served as Chief Financial Officer of Norstella, a global leader in end-to-end solutions that smooth access to life-saving therapies for patients, since September 2022. Mr. Simon served as Chief Financial Officer of WEX Inc., a leading financial technology service provider, from 2016 to April 2022. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global cosmetic, personal and beauty care products company, from 2014 until 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from 2013 to 2014 and served as Revlon’s Global Business Process Owner, SAP, from February 2014 until September 2014. Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L., a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from 2011 to 2014. Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from 2008 until 2011.

Mr. Simon contributes to Board discussions on capital allocation as well as financial reporting, planning, and budgeting based on his experience in overseeing finance functions for complex, multinational businesses.

John R. Strawn, Jr. – Independent Director

Mr. Strawn was appointed to our Board of Directors in 2011. In 2010, Mr. Strawn became a founding partner of the law firm of Strawn Pickens LLP in Houston, Texas. Prior to founding Strawn Pickens, Mr. Strawn was the Co-Managing Partner of Cruse Scott Henderson & Allen LLP, a law firm based in Houston, Texas, since 1992. Mr. Strawn received his Juris Doctor from the University of Texas Law School and his bachelor’s degree from Dartmouth College.

Mr. Strawn brings to the Board of Directors over 35 years of legal experience, including extensive knowledge of our intellectual property portfolio. His practice focuses on complex commercial litigation.

Bertrand Velge – Independent Director

Mr. Velge was appointed to our Board of Directors in 2019. Mr. Velge has been the Managing Director of Graftyset, Ltd., a wholesale beverage distributor based in the United Kingdom, since it was incorporated in 2003. Mr. Velge has over twenty years of experience in multi-disciplinary venture investing and was managing director and co-founder of a fund that trades equities in Europe, Asia, and the US focusing on IPOs. He speaks English, Flemish and French, and is a graduate of the Universite Catholique de Louvain. Mr. Velge is also a member of the Board of Directors of Quantum Computing Inc., a public company, and a member of the Board of Directors of Aliunde Ltd.

Mr. Velge contributes extensive experience in international business management and investment. He also helps guide corporate governance policies and practices, drawing from his public and private company board experience.

Robert Jindal – Independent Director

Mr. Jindal was appointed to our Board of Directors in 2022. Mr. Jindal has served as an Operating Adviser to the Ares Private Equity Group of Ares Management Corporation, an alternative investment manager, since July 2017. Mr. Jindal has served on the board of Hornbeck Offshore Services Inc. since September 2020, and on the board of U.S. Heart and Vascular since May 2022. He previously served on the board of WellCare Health Plans, Inc. from September 2018 through January 2020, on the board of Granicus, Inc. from October 2017 through February 2021, and on the board of Cotton Holdings Inc. from June 2016 through December 2019. Mr. Jindal previously served eight years as the Governor of Louisiana from 2008 to 2016, and represented Louisiana’s 1st District in Congress from 2005 to 2008. Mr. Jindal has also served as the Secretary of the Louisiana Department of Health and Hospitals from 1995 to 1999, Executive Director of the National Bipartisan Commission on the Future of Medicare in 1998, the President of the University of Louisiana System from 1999 to 2001, and Assistant Secretary of the U.S. Department of Health and Human Services from 2001 to 2003. Mr. Jindal holds a Bachelor of Science from Brown University and a Master of Letters from Oxford University.

Mr. Jindal contributes extensive experience in public health and public policy, as well as government relations, based on his leadership roles in state and federal government and his participation in public health and insurance initiatives.

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Dr. Joan LaRovere, M.D. – Independent Director

Dr. LaRovere was appointed to our Board of Directors in February 2023. Dr. LaRovere is a Co-Founder and Vice President of Virtue Foundation, founded in 2002, as a non-profit organization with Special Consultative Status to the United Nations whose mission is to increase awareness, inspire action and render assistance through healthcare, education, and empowerment initiatives. She currently serves on the board of directors of Virtue Foundation. She is an Assistant Professor of Pediatrics at Harvard Medical School since 2011 and serves as Director of Innovation and Outcomes and a Senior Staff Physician at Cardiac Intensive Care at Boston Children’s Hospital since 2011. Dr. LaRovere has been a Professional Advisor to the Martin Trust Center for MIT Entrepreneurship and is on the board of directors of the Delta V Summer Accelerator Program since 2016. She also serves as a Healthcare Operating Partner for iSelect Fund, a venture firm which invests in companies addressing critical global issues, in food, health and nutrition, since 2021. Previously, Dr. LaRovere served as Chief of the Pediatric Intensive Care Unit for The Royal Brompton Hospital, a part of Imperial College School of Medicine in London, from 1999 to 2011. She also served as a Consulting Physician to Bupa Cromwell Hospital from 2000 to 2011. Dr. LaRovere holds a Bachelor of Arts in Visual and Environmental Studies from Harvard University, a Master of Science in Genetics from the University of St. Andrews, a Doctorate of Medicine from Columbia University Vagelos College of Physicians and Surgeons, and a Master of Business Administration from the MIT Sloan School of Management.

Dr. LaRovere contributes extensive experience in medicine and innovation based on her roles as a physician, academic, and executive advising emerging companies.

Board Diversity Matrix

The table below provides self-identified diversity statistics for our Board members as of April 24, 2023. Each of the categories listed in the table below has the assigned meaning from Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (As of April 24, 2023)
Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	-	-
Part II: Demographic Background
Latino	-	1
Asian	-	2	-	-
White	1	5	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

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CORPORATE GOVERNANCE

Determination of Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that compensation and audit committee members also satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Compensation committee members also should qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that except for Justin Schreiber, Stefan Galluppi and Naveen Bhatia, each director who served at any time during or since 2022, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board of Directors also determined that Roberto Simon, John R. Strawn, Jr., and Bertrand Velge, who currently constitute our Audit Committee, and John R. Strawn, Jr., Bertrand Velge, and Dr. Joseph V. DiTrolio, M.D., who constitute our Compensation Committee, satisfy the independence and other qualification standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence. Mr. Bhatia was determined not to be an independent director based on his consulting arrangement with the Company, which is described under “Director Compensation.”

Board Committees

The Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The following table identifies the committee members:

Name	Audit	Compensation	Nominating	Independent
Dr. Joseph V. DiTrolio, M.D.		X	X	X
Roberto Simon	Chairman	X		X
John R. Strawn, Jr.	X	Chairman	Chairman	X
Bertrand Velge	X	X	X	X
Robert Jindal				X
Dr. Joan LaRovere, M.D.				X

Roberto Simon is an “audit committee financial expert” within the meaning of the SEC rules.

Each of our Board committees has its own charter, which is available on our website at www.lifemd.com. Each of the Board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

●	the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

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●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of the independent registered public accounting firm;

●	overseeing the integrity of our financial statements;

●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	resolving any disagreements between management and the auditors regarding financial reporting;

●	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

●	reviewing and approving all related-party transactions; and

●	overseeing compliance with legal and regulatory requirements.

Compensation Committee

Our Compensation Committee assists the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

●	reviewing, approving, and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

●	providing oversight of management’s decisions concerning the performance and compensation of other Company officers, employees, consultants, and advisors;

●	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

●	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

●	selecting, retaining, and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel, and other advisors to assist in carrying out its responsibilities.

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Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles, and oversee the performance of the Board.

The Committee’s responsibilities include:

●	recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board;

●	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

●	overseeing the administration of the Company’s code of business conduct and ethics;

●	reviewing with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole;

●	the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

●	recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;

●	overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and

●	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Board and Committee Meetings

During the year ended December 31, 2022, the Board had 5 meetings, the Audit Committee had 5 meetings, the Compensation Committee had 5 meetings, and the Nominating Committee had 1 meeting.

There were no directors who attended fewer than 75 percent of the aggregate total number of Board meetings and meetings of the Board committees of which the director was a member during the applicable period.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

We expect that, absent compelling circumstances, directors will attend the annual meetings. All of our directors in office at the time attended the 2022 Annual Meeting of stockholders.

Director Nominations

The Nominating Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.

To facilitate the search process for director candidates, the Nominating Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating Committee of candidates for election as director.

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In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee may take into account many factors, including: personal and professional integrity, ethics, and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, as described below; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating Committee, c/o General Counsel, LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Nominations for the 2024 Annual Meeting of Stockholders should be submitted no later than January 2, 2024.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type, and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments, and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the healthcare and telehealth industry, or background in finance or technology, and experience operating growing businesses.

Board Leadership Structure and Role in Risk Oversight

Justin Schreiber serves as both the Chairman of our Board and our Chief Executive Officer. We believe having a single person serve as both Chair of our Board and our Chief Executive Officer is the most effective leadership structure for us at this time.

As Chairman of the Board, Mr. Schreiber’s key responsibilities include facilitating communication between our Board and management; assessing management’s performance; managing board members; preparation of the agenda for each board meeting; acting as Chairman of board meetings and meetings of our Company’s stockholders; and managing relations with stockholders, other stakeholders, and the public.

Our Board does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when an interested director is Chairman of the Board, but we take steps to ensure that adequate structures and processes are in place to permit our Board to function independently of management. For example, the directors are able to request at any time a meeting restricted to independent directors for the purposes of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.

The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight, and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board may modify its leadership structure in the future as it deems appropriate.

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Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, and the most significant risks facing us, including cybersecurity, and oversees the implementation of risk mitigation strategies by management. Our Compensation Committee is responsible for overseeing risks related to our compensation programs. Our Board is also apprised of particular risk management matters in connection with its general oversight role, including approval of corporate matters and significant transactions.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, all of our officers, and any employee with regular access to material, non-public information. Unless pre-approved by our Compliance Officer in each instance as an approved exception to the Trading Policy, the policy prohibits our directors, officers, and applicable employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Executive Chairman, Chief Executive Officer, and Chief Financial Officer. Although not required, the Code of Ethics also applies to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities, and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of our Code of Ethics, without charge, upon request in writing to LifeMD, Inc. at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2022, including those reports that we have filed on behalf of our directors and Section 16 officers, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding common stock of the Company, or any other person subject to Section 16 of the Exchange Act, failed to file with the SEC on a timely basis during the fiscal year ended December 31, 2022, except that due to an administrative error, (i) Denis Wijnker did not timely file a Form 4 for a grant of 80,000 options to purchase shares of common stock which occurred on December 29, 2021; and (ii) Alexander Mironov did not timely file a Form 4 for exercising a warrant for 22,000 shares of common stock which occurred on January 11, 2022.

Communication with our Board

Stockholders may communicate with the Board by writing to us at LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

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Executive Officers

The following table sets forth information regarding our executive officers:

Name	Age	Position
Justin Schreiber	40	Chief Executive Officer and Director, Chairman of the Board
Stefan Galluppi	36	Chief Innovation Officer and Director
Marc Benathen	43	Chief Financial Officer
Alex Mironov	43	President
Brad Roberts	42	Chief Operating Officer
Nicholas Alvarez	31	Chief Acquisition Officer
Eric Yecies	45	General Counsel and Chief Compliance Officer
Jessica Friedeman	39	Chief Marketing Officer
Dennis Wijnker	47	Chief Technology Officer
Maria Stan	48	Controller and Principal Accounting Officer

In addition to the biographical information for Justin Schreiber and Stefan Galluppi, which is set forth above under Proposal 1, set forth below is certain biographical information about our other executive officers. Our executive officers are elected by, and serve at the discretion of, our Board of Directors.

Marc Benathen - Chief Financial Officer

Marc Benathen was appointed Chief Financial Officer of the Company in February 2021. Mr. Benathen combines over 18 years of experience in financial, operational, and consumer products/services senior management. Previously, he had been involved in six companies in the consumer, technology, and media industries holding positions including Chief Financial Officer, Vice President and Director. From 2017 through January 2021, Mr. Benathen was the Chief Financial Officer for Blink Holdings, Inc. (dba Blink Fitness), a national fitness company. From 2014 to 2017, he was Vice President of Finance for Blink Fitness. From December 2010 to January 2014, he was Senior Manager of Corporate Finance of ANN, Inc., a NYSE-listed retail company that focused on women’s fashion. Mr. Benathen is also currently a director of Baruch College Alumni Association and past Trustee of the Baruch College Fund, a charitable and alumni arm of Baruch College. He has an undergraduate degree from Baruch College with Honors.

Alex Mironov – President

Alex Mironov was appointed President of the Company in June 2021. Mr. Mironov brings a wealth of knowledge from his over 20 years of experience leading business development, mergers, and acquisitions, as well as corporate strategy in the pharmaceutical space, most recently at Covis Pharma, a global private pharmaceutical company backed by Apollo Global Management, Inc., an investment manager with nearly half a trillion of total assets under management. Over his career, Mr. Mironov has led transactions in the pharmaceutical space totaling over $5 billion in value, including M&A, licensing, and equity and debt financings. At Covis, he served as Chief Business Officer from 2016 to 2021, leading global business development and M&A, corporate strategy, and life-cycle management, and taking responsibility for over half a dozen transformational transactions, which significantly contributed to the accelerated growth and expansion of Covis to over 50 global markets and new therapeutic segments. His contributions at Covis directly led to revenues increasing over 10x during his tenure. Prior to Covis, Mr. Mironov held similar roles focusing on a buy and build strategy at Alvogen, Pernix Pharma, Esprit Pharma, EKR Therapeutics, and Valera Pharma.

Brad Roberts - Chief Operating Officer

Brad Roberts was appointed Chief Operating Officer of the Company in December 2020. Mr. Roberts combines over 16 years of executive senior level experience founding and operating direct-to-consumer, FinTech, and healthcare companies. Mr. Roberts previously served as President at Circadian Funding, LLC, founded in 2018. From 2012 to 2018, Mr. Roberts was the Chief Operations Officer for Utility Partners of America LLC., a leading provider of project and operational management services for U.S. utilities. From 2010 to 2012, he was Chief Operations Officer for Claims Recovery Group, LLC, a provider of specialized professional audit expertise. From 2008 to 2010 he was the President of Ashton Benefits, LLC, a leading employee benefits company. He has an undergraduate degree from Richard Stockton University and attended graduate school at NYU Stern School of Business.

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Nicholas Alvarez – Chief Acquisition Officer

Nicholas Alvarez was appointed as Chief Acquisition Officer of the Company in December 2020. Mr. Alvarez is an accomplished executive in the digital marketing space. He is responsible for overseeing the Company’s customer acquisition efforts, including media buying and advertising strategy across all brands, excluding PDFSimpli. Prior to his work for the Company, he worked at agencies Cheviot Capital and Internet Brands, managing over $100 million in paid media budgets. From 2015 to 2016, he was a digital marketing specialist for Internet Brands and worked on sites such as Lawyers.com and Carsdirect.com, among others. From 2016 to 2018, he worked as a Head Media Buyer at Cheviot Capital, and from 2018 to 2020, he served as Head of Customer Acquisition of the Company. He has an undergraduate degree from Loyola Marymount University.

Eric Yecies – General Counsel and Chief Compliance Officer

Eric Yecies was appointed General Counsel and Chief Compliance Officer of the Company in 2020. Mr. Yecies combines over 16 years of experience practicing law in the intellectual property and life sciences spaces at three global law firms. From 2013 to 2020, Mr. Yecies was a Senior Counsel and then Partner in the Intellectual Property Group of Holland & Knight. From 2008 to 2013, he was a Senior Associate in the Patent Litigation Group of Goodwin Procter LLP. From 2004 to 2008, he was an Associate in the Fish and Neave Intellectual Property Group of Ropes & Gray LLP. He has an undergraduate degree and master’s degree in biology (molecular concentrations) from the University of Pennsylvania and a JD from New York University School of Law.

Jessica Friedeman - Chief Marketing Officer

Jessica Friedeman was appointed Chief Marketing Officer of the Company in January 2023. Ms. Friedeman has served as a leader in roles of increasing responsibility and impact through several acquisitions, including most recently as Vice President, Product Marketing of Evariant from 2018 to 2020, when it was acquired by Healthgrades, Chief Marketing Officer of Healthgrades from 2020 to 2021, when it was divested to Red Ventures, and Chief Marketing Officer of Mercury Healthcare from 2021 to 2022, when it was acquired by WebMD. She brings nearly 20 years’ experience engaging and retaining patients, with a proven track record of increasing efficiency and revenue by executing go-to-market product strategy for forward-thinking, high growth companies. She offers specialized knowledge in customer relationship management, SaaS technology, and the application of actionable insights through data science. Ms. Friedeman graduated with a BA in Neuroscience and minor in Economics from Middlebury College.

Dennis Wijnker – Chief Technology Officer

Dennis Wijnker was appointed Chief Technology Officer of the Company in December 2021. Mr. Wijnker has extensive experience building web-based and standalone platforms, primarily in the fields of Health Care and Life Sciences. Mr.Wijnker joins LifeMD from Doctor Evidence where he worked from 2009 to 2021 as Senior Architect and Senior Vice President of Technology with various teams to create innovative solutions, bringing analytics and insights powered by AI to the field of Evidence-based medicine. He also held leadership positions at Parexel/Perceptive Informatics (now Calyx) where, alongside others, he developed a web-based, fully configurable Electronic Data Capture platform for managing clinical trials that enjoyed wide adoption in the industry. He was also instrumental in introducing and implementing clinical data standards to connect said platform with other technologies used in clinical trials. Prior to focusing on technology, Mr.Wijnker studied Bio-Pharmaceutical Sciences at Leiden University (Leiden, The Netherlands).

Maria Stan – Controller and Principal Accounting Officer

Maria Stan was appointed Controller and Principal Accounting Officer of the Company in February 2022. Ms. Stan combines more than 20 years of experience in accounting and finance, operational advisory, and international relations. Prior to her promotion to Principal Accounting Officer, Ms. Stan had served as Controller of the Company since March 2021. Ms. Stan was a Director in the accounting and advisory practice of Eventus Advisory Group, a Boutique CFO solutions firm focused on structuring financial and accounting processes, from 2017 to 2021. She also held a position as Vice President and Controller for Kaplan North America, a subsidiary of Graham Holdings Company, a NYSE-listed company, with operations in the US, Latin America, Europe, and Asia, from 2009 to 2017. Ms. Stan’s career started in public accounting at Ernst & Young where she ascended to Manager in 2003 and then Senior Manager at KPMG in the audit and advisory practice from 2004 to 2009. Ms. Stan speaks three languages: English, Spanish, and Portuguese. She is a Certified Public Accountant. She earned her bachelor’s in accounting from the City University of New York at Brooklyn College.

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EXECUTIVE COMPENSATION

The following tables and accompanying narrative present compensation for our CEO and each of the other two most highly compensated executive officers active at the end of 2022 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Justin Schreiber	2022	255,000	-	-	-	255,000
Chief Executive Officer(2)	2021	180,000	-	-	-	180,000

Marc Benathen	2022	378,750	-	997,750	-	1,376,500
Chief Financial Officer (3)	2021	297,917	130,000	315,300	4,112,573	4,855,790

Eric Yecies	2022	332,000	-	437,475	-	769,475
General Counsel and Chief Compliance Officer (4)(5)

(1)

Amounts reflect the aggregate grant date fair value of restricted stock units and stock options, computed in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the employee upon the vesting, settlement or exercise of the stock option and/or stock award. The assumptions that we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on March 22, 2023.

The value of Mr Benathen’s and Mr. Yecies’ performance-based restricted stock units in the “Stock Awards” column assumes target performance over the performance period and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718, excluding the effect of estimated forfeitures. The value at the grant date assuming maximum performance is $767,500 and $322,350 for Mr. Benathen’s and Mr. Yecies’s performance-based restricted stock units, respectively.

(2)	Mr. Schreiber became the Company’s President and Chief Executive Officer on February 2, 2018. Pursuant to the Schreiber Consulting Agreement (as defined below), Mr. Schreiber, as President of JLS Ventures, LLC, served as the Company’s Chief Executive Officer and Chairman of the Board of Directors, and received a monthly cash payment of $15,000 through March 31, 2022. Pursuant to the Schreiber Employment Agreement (as defined below), effective April 1, 2022, Mr. Schreiber receives an annual base salary of $300,000 and is eligible to receive a performance bonus with a target amount of 75% of the base salary. Effective July 1, 2022, Mr. Schreiber’s annual base salary was reduced by 10% to $270,000.

(3)

Mr. Benathen was appointed Chief Financial Officer of the Company on February 4, 2021; therefore, certain amounts for Mr. Benathen, such as salary, reflect a partial year of service in 2021. Pursuant to the Benathen Employment Agreement (as defined below), Mr. Benathen received an annual base salary of $325,000 and is eligible to receive a performance bonus with a target amount of 40% of the base salary. In 2021, Mr. Benathen was granted: (i) 15,000 restricted stock units of the Company’s common stock and (ii) stock options to purchase up to 200,000 shares of the Company’s common stock.

Pursuant to the amendment to the Benathen Employment Agreement (as defined below), Mr. Benathen was granted long-term incentive awards of 75,000 restricted stock units and 250,000 performance share units. Effective April 1, 2022, Mr. Benathen’s annual base salary was increased to $425,000. Effective July 1, 2022, Mr. Benathen’s annual base salary was reduced by 10% to $382,500.

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(4)

Mr. Yecies was appointed General Counsel and Chief Compliance Officer of the Company on November 6, 2020. Pursuant to the Yecies Employment Agreement (as defined below), Mr. Yecies received an annual base salary of $270,000 and was granted stock options to purchase up to 200,000 shares of the Company’s common stock.

Pursuant to the amendment to the Yecies Employment Agreement (as defined below), on January 27, 2022, Mr. Yecies received an annual base salary of $320,000 and was granted long-term incentive awards of 37,500 restricted stock units and 105,000 performance share units. Effective April 1, 2022, Mr. Yecies’ annual base salary was increased to $360,000. Effective July 1, 2022, Mr. Yecies’ annual base salary was reduced by 10% to $324,000.

(5)	Mr. Yecies was not a Named Executive Officer in 2021.

Named Executive Officer Employment Agreements

Schreiber Consulting and Employment Agreement

Effective March 1, 2020, the Company entered into a consulting services agreement by and between the Company and JLS Ventures, LLC (the “Schreiber Consulting Agreement”), pursuant to which Justin Schreiber, as President of JLS Ventures, LLC, would serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. The Schreiber Consulting Agreement provides that Mr. Schreiber will receive a monthly cash payment of $15,000. The Schreiber Consulting Agreement had an initial term of 12 months beginning January 1, 2020 and was renewed for an additional twelve-month period upon the mutual agreement of the Company and JLS Ventures, LLC.

On April 1, 2022, Mr. Schreiber entered into an Employment Agreement (the “Schreiber Employment Agreement”) with the Company. The Schreiber Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Schreiber Employment Agreement, Mr. Schreiber will receive an annual base salary of $300,000 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, with a target amount of 75% of the base salary.

Benathen Employment Agreement

On February 4, 2021, Mr. Benathen, the Chief Financial Officer, entered into an Employment Agreement (the “Benathen Employment Agreement”) with the Company. The Benathen Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Benathen Employment Agreement, Mr. Benathen received an annual base salary of $325,000 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, with a target amount of 40% of the base salary. To induce Mr. Benathen to enter into the Benathen Employment Agreement, Mr. Benathen was granted a signing bonus of 15,000 restricted stock units of the Company’s Common Stock. The restricted stock units vest in accordance with the following: (i) 3,750 of the restricted stock units vested on February 4, 2021 (ii) 3,750 restricted stock units vested on February 4, 2022 (iii) 3,750 restricted stock units vested on February 4, 2023 and (iv) 3,750 restricted stock units vesting on February 4, 2024. In addition to the restricted stock units, Mr. Benathen received stock options to purchase up to 200,000 shares of the Company’s Common Stock. The stock options shall vest in equal monthly tranches, based on the passage of time, over 36 months.

Upon termination of Mr. Benathen without cause, the Company shall pay or provide to Mr. Benathen severance pay equal to his then current monthly base salary for six months from the date of termination, during which time Mr. Benathen shall continue to receive all employee benefits and employee benefit plans as described in the Benathen Employment Agreement. As a full-time employee of the Company, Mr. Benathen will be eligible to participate in all of the Company’s benefit programs.

On January 27, 2022, Mr. Benathen and the Company entered into an amendment to the Benathen Employment Agreement, pursuant to which Mr. Benathen received long-term incentive awards of 75,000 restricted stock units with 25,000 of the restricted stock units vesting on the grant date and the first and second anniversaries of the grant date, and 250,000 performance share units. The performance share units vest upon the achievement of: (1) key revenue and EBITDA milestones and (2) share price appreciation milestones throughout a five-year performance period. Unvested awards are forfeited in the event of a departure from the Company for any reason, except that in the event of a Change of Control (as defined in the Benathen Employment Agreement) 100% of the awards vest immediately.

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Yecies Employment Agreement

On November 6, 2020, Mr. Yecies, the General Counsel and Chief Compliance Officer, entered into an Employment Agreement (the “Yecies Employment Agreement”) with the Company. The Yecies Employment Agreement is for an indefinite term and may be terminated with or without cause. Pursuant to the Yecies Employment Agreement, Mr. Yecies received an annual base salary of $270,000 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board. Pursuant to the Yecies Employment Agreement, Mr. Yecies received stock options to purchase up to 200,000 shares of the Company’s Common Stock. The stock options shall vest in equal monthly tranches, based on the passage of time, over 36 months.

Upon termination of Mr. Yecies without cause, the Company shall pay or provide to Mr. Yecies severance pay equal to his then current monthly base salary for four months from the date of termination, during which time Mr. Yecies shall continue to receive all employee benefits and employee benefit plans as described in the Yecies Employment Agreement. As a full-time employee of the Company, Mr. Yecies will be eligible to participate in all of the Company’s benefit programs.

On January 27, 2022, Mr. Yecies and the Company entered into an amendment to the Yecies Employment Agreement pursuant to which Mr. Yecies received long-term incentive awards of 37,500 restricted stock units with 12,500 of the restricted stock units vesting on the grant date and the first and second anniversaries of the grant date and 105,000 performance share units. The performance share units vest upon the achievement of: (1) key revenue and EBITDA milestones and (2) share price appreciation milestones throughout a five-year performance period. Unvested awards are forfeited in the event of a departure from the Company for any reason, except that in the event of a Change of Control (as defined in the Yecies Employment Agreement) 100% of the awards vest immediately.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2022:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#) (3)	($) (3)	(#) (4)	($) (4)
Justin Schreiber	-	-	-	-	-	-	-	-
Marc Benathen(1)	128,704	71,296	21.02	2/04/2031	57,500	111,550	250,000	485,000
Eric Yecies(2)	142,778	57,222	7.21	11/20/2030	25,000	48,500	105,000	203,700

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(1)

Mr. Benathen’s stock options vest in equal monthly tranches, over 36 months, beginning on February 4, 2021. Mr. Benathen’s 15,000 restricted stock units granted on February 4, 2021 vest as follows: (i) 3,750 of the restricted stock units vested on February 4, 2021, (ii) 3,750 restricted stock units vested on February 4, 2022 (iii) 3,750 restricted stock units vested on February 4, 2023 and (iv) 3,750 restricted stock units vest on February 4, 2024. Mr. Benathen’s 75,000 restricted stock units granted on January 27, 2022 vest as follows: (i) 25,000 of the restricted stock units vested on the grant date, (ii) 25,000 of the restricted stock units vested on January 27, 2023 and (iii) 25,000 restricted stock units vest on January 27, 2024. Mr. Benathen’s 250,000 performance share units vest upon the achievement of: (1) key revenue and EBITDA milestones and (2) share price appreciation milestones throughout a five-year performance period.

(2)	Mr. Yecies’ stock options vest in equal monthly tranches, over 36 months, beginning on November 6, 2020. Mr. Yecies’ 37,500 restricted stock units granted on January 27, 2022 vest as follows: (i) 12,500 of the restricted stock units vested on the grant date, (ii) 12,500 of the restricted stock units vested on January 27, 2023 and (iii) 12,500 restricted stock units vest on January 27, 2024. Mr. Yecies’ 105,000 performance share units vest upon the achievement of: (1) key revenue and EBITDA milestones and (2) share price appreciation milestones throughout a five-year performance period.

(3)	Market value is calculated by multiplying the closing market price of a share of the Company’s common stock at December 30, 2022 ($1.94) by the number of units.
(4)	Performance-based restricted stock units are valued at the target award level. Market value is calculated by multiplying the closing market price of a share of the Company’s common stock at December 30, 2022 ($1.94) by the number of units.

Pay Versus Performance Table

The table below shows the following information for the past two fiscal years: (i) “Total” compensation for our Named Executive Officers (each an “NEO”) for purposes of the “Summary compensation table”; (ii) the “Compensation actually paid” to Named Executive Officers (calculated using rules required by the SEC); (iii) our cumulative total shareholder return (“TSR”), and (iv) our net loss. Compensation actually paid does not represent the value of cash and shares of the Company’s common stock received by Named Executive Officers during the year, but rather is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, Compensation actually paid amounts below differ from compensation actually received by the individuals.

					Value Of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for CEO(1)(2) ($)	Compensation Actually Paid to CEO(1)(2) ($)	Average Summary Compensation Table Total for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Total Shareholder Return(3) ($)	Net Loss ($ in thousands)
2022	255,000	255,000	1,072,988	436,131	29.71	(45,021)
2021	180,000	180,000	5,862,099	1,211,572	59.26	(61,324)

(1)	For 2022, the CEO was Mr. Schreiber, and the other NEOs were Marc Benathen and Eric Yecies.

For 2021, the CEO was Mr. Schreiber, and the other NEOs were Marc Benathen and Alex Mironov.

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(2)	A reconciliation of Total compensation from the Summary Compensation Table (“SCT”) to Compensation actually paid to our CEO and the average of our Other NEOs is shown below:

	2022		2021
Adjustments	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation From SCT	255,000	1,072,988	180,000	5,862,099
Adjustments for defined benefit and actuarial pension plans:	—	—	—	—
Adjustments for stock awards:
(Subtraction): SCT amounts	—	(717,613)	—	(5,483,557)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	—	417,100	—	602,269
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year-end	—	(131,256)	—	—
Addition: Vesting date fair value of awards granted and vesting during such year	—	57,563	—	230,761
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	—	(262,651)	—	—
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—	—	—
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—	—	—
Compensation Actually Paid (as calculated)	255,000	436,131	180,000	1,211,572

(3)	Our cumulative total shareholder return is based on a fixed investment of one hundred dollars in our common stock measured from the market close on December 31, 2020 (the last trading day of 2020) through and including the end of the fiscal year for each year reported in the table, and reinvestment of all dividends during such period.

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Relationship between Pay and Performance

The two charts shown below present graphical comparisons of Compensation actually paid to our CEO and the average Compensation actually paid (“CAP”) to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: (i) cumulative TSR, and (ii) net income.

Changes in Compensation actually paid to our NEOs from year to year are generally aligned with trends in our cumulative TSR, as well as trends in important financial measures such as net loss.

21

DIRECTOR COMPENSATION

Bhatia Director Agreement and Consulting Agreement

On November 22, 2022, the Company and Mr. Bhatia entered into a renewed director agreement, whereby, as compensation for his services as a member of the Board, Mr. Bhatia shall receive 8,000 restricted shares, vesting quarterly as follows: (i) 4,000 restricted shares for the first two quarters of service vested on December 31, 2022, (ii) 2,000 restricted shares for the third quarter of service vest on March 31, 2023, and (iii) the final 2,000 restricted shares vest on the earlier of the annual stockholders’ meeting or June 30, 2023.

On September 8, 2021, the Company and Mr. Bhatia also entered into a consulting agreement, whereby Mr. Bhatia will assist the Company with its capital markets strategy, business development initiatives and growth strategy for a term of one year. Pursuant to the consulting agreement, Mr. Bhatia received a stock option to purchase 100,000 shares of the Company’s common stock, par value $0.01 per share, with an exercise price of $7.07 per share.

DiTrolio Director Agreement

On November 22, 2022, the Company and Dr. DiTrolio entered into a second renewed director agreement, whereby, as compensation for his services as a member of the Board, Dr. DiTrolio shall receive 8,000 restricted shares, vesting quarterly as follows: (i) 4,000 restricted shares for the first two quarters of service vested on December 31, 2022, (ii) 2,000 restricted shares for the third quarter of service vest on March 31, 2023, and (iii) the final 2,000 restricted shares vest on the earlier of the annual stockholders’ meeting or June 30, 2023.

Simon Director Agreement

On July 1, 2022, the Company and Roberto Simon entered into a second renewed director agreement whereby, as compensation for his ongoing services as a member of the Board and as Chairman of the Audit Committee, Mr. Simon received a grant of 20,000 restricted shares of the Company, vesting quarterly beginning September 30, 2022, pursuant to the 2020 Plan. Additionally, Mr. Simon shall be paid $6,000 per quarter, as compensation for his services as a member of the Board and Chairman of the Audit Committee.

Strawn Director Agreement

On November 22, 2022, the Company and Mr. Strawn entered into a second renewed director agreement, whereby, as compensation for his ongoing services as a member of the Board and as Chairman of the Compensation and Nominating Committees, Mr. Strawn received a grant of 10,000 restricted shares of the Company, vesting quarterly beginning September 30, 2022, pursuant to the 2020 Plan. Additionally, Mr. Strawn shall be paid $6,000 per quarter, as compensation for his services as a member of the Board and Chairman of the Compensation and Nominating Committees.

Velge Director Agreement

On November 22, 2022, the Company and Mr. Velge entered into a second renewed director agreement, whereby, as compensation for his services as a member of the Board, Mr. Velge shall receive 8,000 restricted shares, vesting quarterly as follows: (i) 4,000 restricted shares for the first two quarters of service vested on December 31, 2022, (ii) 2,000 restricted shares for the third quarter of service vest on March 31, 2023, and (iii) the final 2,000 restricted shares vest on the earlier of the annual stockholders’ meeting or June 30, 2023.

Jindal Director Agreement

On September 14, 2022, the Company and Mr. Jindal entered into a director agreement, whereby, as compensation for his services as a member of the Board, Mr. Jindal received: (i) 75,000 restricted shares, with 37,500 restricted shares that vested immediately and 37,500 restricted shares vest on September 14, 2024, and (ii) options to purchase 37,5000 shares of common stock, vesting in four equal tranches on the 90, 180, 270 and 365-day anniversary of the director agreement. Additionally, Mr. Jindal shall be paid $6,000 per quarter, as compensation for his services as a member of the Board.

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LaRovere Director Agreement

On February 9, 2023, the Company and Dr. LaRovere entered into a director agreement, whereby, as compensation for her services as a member of the Board, Dr. LaRovere received: (i) 75,000 restricted shares, with 37,500 restricted shares that vested immediately and 37,500 restricted shares vesting on February 9, 2025, and (ii) options to purchase 37,5000 shares of common stock, vesting on February 9, 2025. Additionally, Dr. LaRovere shall be paid $6,000 per quarter, as compensation for her services as a member of the Board. Dr. LaRovere’s compensation is not included in the table below since she was appointed after fiscal year end.

The following Director Compensation Table sets forth information concerning compensation for services rendered by our non-employee directors for the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Naveen Bhatia	-	21,040	-	21,040
Dr. Joseph V. DiTrolio, M.D.	-	21,040	-	21,040
Roberto Simon	24,000	41,400	-	65,400
John R. Strawn, Jr.	24,000	26,300	-	50,300
Bertrand Velge	-	21,040	-	21,040
Robert Jindal (2)	6,000	189,000	94,500	289,500
Kathleen E. Walsh (3)	-	-	-	-

(1)	Amounts reflect the aggregate grant date fair value of restricted shares and stock options, computed in accordance with the provisions of ASC Topic 718, Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting, settlement or exercise of the stock option and/or stock award. The assumptions that we used to calculate these amounts are discussed in Note 2 to our audited consolidated financial statements for the fiscal year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the SEC on March 22, 2023.
(2)	Robert Jindal was appointed as a member of the board of directors on September 22, 2022.
(3)	Kathleen E. Walsh was appointed as a member of the board of directors on December 15, 2022. Ms. Walsh resigned from the board of directors on February 9, 2023 in connection with her appointment as the Secretary of the Executive Office of Health and Human Services for the Commonwealth of Massachusetts. Ms. Walsh forfeited her stock awards and option awards when she resigned from the Board.

The table below sets forth the stock options and restricted shares outstanding for each of our non-employee directors as of December 31, 2022:

Name	Aggregate Number of Option Awards Outstanding at December 31, 2022		Aggregate Number of Stock Awards Outstanding at December 31, 2022
Naveen Bhatia	100,000	(1)	4,000
Dr. Joseph V. DiTrolio, M.D.	95,000		4,000
Roberto Simon	-		10,000
John R. Strawn, Jr.	120,000		5,000
Bertrand Velge	20,000		4,000
Robert Jindal	37,500		37,500
Kathleen E. Walsh	-		-

(1)	On September 8, 2021, the Company and Naveen Bhatia entered into a consulting agreement, whereby Mr. Bhatia will assist the Company with its capital markets strategy, business development initiatives and growth strategy for a term of one year. Pursuant to the consulting agreement, Mr. Bhatia received a stock option to purchase 100,000 shares of the Company’s common stock, par value $0.01 per share, with an exercise price of $7.07 per share.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of April 24, 2023, regarding the number of shares of our common stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 24, 2023, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of April 24, 2023 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 32,511,835 shares of common stock outstanding as of April 24, 2023. Unless otherwise indicated, the address of each of the stockholders listed below is: c/o LifeMD, Inc., 236 Fifth Avenue, Suite 400, New York, NY 10001.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent (1)
Justin Schreiber (2)	2,561,371	7.88%
Marc Benathen (3)	218,934	*	%
Eric Yecies(4)	212,944	*	%
Stefan Galluppi (5)	1,652,641	5.08%
Roberto Simon (6)	50,000	*	%
John R. Strawn (7)	460,347	1.41%
Bertrand Velge (8)	952,666	2.93%
Dr. Joseph V. DiTrolio, M.D. (9)	219,900	*	%
Naveen Bhatia (10)	315,034	*	%
Robert Jindal(11)	58,125	*	%
Dr. Joan LaRovere, M.D.(12)	40,104	*	%
Directors & Executive Officers as a Group (11 persons)	6,742,066	20.74%

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(1)	Percentage of ownership is based on 32,511,835 common shares outstanding as of April 24, 2023.

(2)	Consists of 2,561,371 common shares held by JOJ Holdings, LLC. Mr. Schreiber has sole voting and dispositive power over all shares held of record by JOJ Holdings, LLC.

(3)	Consists of (i) 73,564 common shares and (ii) 145,370 common shares issuable upon exercise of a stock option at a price of $21.02 per share.

(4)	Consists of (i) 53,500 common shares and (ii) 159,444 common shares issuable upon exercise of a stock option at a price of $7.21 per share.
(5)	Consists of 1,652,641 common shares held by American Nutra Tech, LLC, a company that Mr. Galluppi has sole voting and dispositive power.

(6)	Consists of (i) 45,000 common shares and (ii) 5,000 restricted shares which will vest within 60 days of April 24, 2023.

(7)	Consists of (i) 467 common shares held by John Strawn, Jr., (ii) 60,000 common shares held by Strawn Pickens LLP over which Mr. Strawn has shared voting and dispositive power, (iii) 277,380 common shares held by Mr. Strawn, (iv) 100,000 common shares issuable upon exercise of outstanding options at a price of $2.00 per share, (v) 20,000 common shares issuable upon exercise of outstanding options at a price of $1.75 per share and (vi) 2,500 restricted shares which will vest within 60 days of April 24, 2023.

(8)	Consists of (i) 930,666 common shares, (ii) 20,000 common shares issuable upon exercise of outstanding options at prices ranging from $1.15 to $11.98 per share and (iii) 2,000 restricted shares which will vest within 60 days of April 24, 2023.

(9)	Consists of (i) 122,900 common shares, (ii) 50,000 common shares issuable upon exercise of outstanding options at a price of $1.00 per share, (iii) 20,000 common shares issuable upon exercise of outstanding options at a price of $1.75 per share, (iv) 25,000 common shares issuable upon exercise of outstanding options at a price of $2.00 per share and (v) 2,000 restricted shares which will vest within 60 days of April 24, 2023.

(10)	Consists of (i) 260,349 common shares, (ii) 52,685 common shares issuable upon exercise of a stock option at a price of $7.07 per share and (iii) 2,000 restricted shares which will vest within 60 days of April 24, 2023.

(11)	Consists of (i) 37,500 common shares and (ii) 20,625 common shares issuable upon exercise of a stock option at a price of $2.52 per share.

(12)	Consists of (i) 37,500 common shares and (ii) 2,604 common shares issuable upon exercise of a stock option at a price of $1.89 per share.

*	Less than 1%

Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

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Equity Compensation Plan Information

The following table sets forth information as of December 31, 2022 with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column)

Equity compensation plans approved by security holders(1)	2,812,837	$8.32	1,732,163
Equity compensation plans not approved by security holders(2)	695,000	$12.90	N/A
Total	3,507,837	$9.23	1,732,163

(1)	The 2020 Equity and Incentive Plan (the “2020 Plan”) is administered by the Compensation Committee. As of December 31, 2022, total authorization under the 2020 Plan was 4,800,000 shares. Under the 2020 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2022, 1,784,587 options and 1,028,250 restricted stock units were outstanding under the 2020 Plan. As of April 24, 2023 1,752,920 options and 1,242,875 restricted stock units were outstanding under the 2020 Plan.
(2)	Includes stock awards and options issued as inducement awards to newly hired employees, in accordance with the exemption from stockholder approval provided for such grants under Nasdaq Rule 5635(c).

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Certain Relationships and Related Transactions

Policies and Procedures for Transactions with Related Persons

Except as set out below, as of December 31, 2022, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years (each, a “Related Party Transaction”), and in which any of the following persons (each, a “Related Party”) had or will have a direct or indirect material interest:

●	any executive officer, director, or nominee for election as director of the Company;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
●	any promoters and control persons; and
●	any member of the immediate family (including any child, parent, sibling, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and stepchildren and stepparents, and any person sharing the household of such person (other than a tenant or an employee)) of any of the foregoing persons.

Before entering into a Related Party Transaction, the Related Party (if the Related Party is an immediate family member of an executive officer or director of the Company, then such executive or director) shall notify the Company’s General Counsel or Deputy General Counsel of the facts and circumstances of the proposed transaction. The General Counsel shall report the Related Party Transaction, together with a summary of the material facts and circumstances, to the Board for consideration at either the next scheduled Board meeting, or the next meeting of the Audit Committee of the Board, or sooner, if deemed necessary by the General Counsel.

The Board or Audit Committee shall review all of the relevant facts and circumstances of the proposed Related Party Transaction and either approve or disapprove it. In determining whether to approve or ratify a Related Party Transaction, the Board or Audit Committee shall consider, among other factors it may deem appropriate, the following:

(i) whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;

(ii) whether the Related Party Transaction was initiated by the Company, a subsidiary or affiliate, or the Related Party;

(iii) whether the Related Party Transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

(iv) the availability of equivalent goods or services to those included in the Related Party Transaction;

(v) the purpose of, and the potential benefits to the Company of, the Related Party Transaction;

(vi) the approximate dollar value of the amount involved in the Related Party Transaction;

(vii) the Related Party’s interest, financial or otherwise, in the Related Party Transaction; and

(viii) any other information relating to the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the transaction.

If the Company becomes aware of a Related Party Transaction that has not been approved under the Company’s Related Party Transactions Policy (the “Policy”), such a transaction shall be reviewed in accordance with the procedures set forth in the Policy and, if the Board or Audit Committee determines that the transaction is appropriate, ratified at the Board’s or Audit Committee’s regularly scheduled meeting. In any circumstances in which the Board or Audit Committee does not ratify a Related Party Transaction that has been executed without pre-approval pursuant to the Policy, the Board or Audit Committee may (if possible) direct additional actions, including immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification.

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JLS Ventures Lease

Prior to 2022, the Company made payments to JLS Ventures, an entity wholly owned by Justin Schreiber, for rent on Conversion Labs PR’s Puerto Rico office space. Amounts paid to JLS Ventures were $0 and $78,750 for the years ended December 31, 2022 and 2021, respectively. Beginning in 2022, Conversion Labs PR subleased the office space from Fried LLC, which is not a related party of the Company.

BV Global Fulfillment

Conversion Labs PR utilizes BV Global Fulfillment (“BV Global”), previously owned by Brian Schreiber (the “Owner”), the father of Justin Schreiber to warehouse a portion of the Company’s finished goods inventory and for fulfillment services. On December 31, 2021, the Company entered into an Asset Purchase Agreement (the “APA”) with BV Global and the Owner, whereby BV Global and the Owner agreed to sell to the Company certain purchased assets of BV Global in exchange for approximately $9,000. Prior to entering into the APA, the Company paid a monthly fee of $13,000 to $16,000 for fulfillment services and reimbursed BV Global for their direct costs associated with shipping the Company’s products.

WorkSimpli Software

During the year ended December 31, 2022, WorkSimpli Software LLC (“WorkSimpli”), the Company’s majority-owned subsidiary, utilized LegalSubmit Pvt. Ltd. (“LegalSubmit”), a company owned by Varun Pathak, WorkSimpli’s Chief Software Engineer, to provide software development services. WorkSimpli paid LegalSubmit a total of approximately $1.5 million and $850 thousand during the years ended December 31, 2022 and 2021, respectively, for these services. There were no amounts owed to LegalSubmit as of both December 31, 2022 and 2021.

Consulting Agreement

On September 8, 2021, the Company and Naveen Bhatia entered into a consulting agreement, whereby Mr. Bhatia will assist the Company with its capital markets strategy, business development initiatives and growth strategy for a term of one year. Pursuant to the consulting agreement, Mr. Bhatia received a stock option to purchase 100,000 shares of the Company’s common stock, par value $0.01 per share, with an exercise price of $7.07 per share.

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AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is reviewed and updated as needed per applicable rules of the SEC and The Nasdaq Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements per the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain the Company’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies, and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2022, with the Company’s independent auditors, Marcum LLP (“Marcum”), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee discussed with Marcum the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Marcum required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed with Marcum its independence.

Based on these reviews and discussions with our independent registered public accounting firm, Marcum LLP, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

Roberto Simon – Chairman of the Committee

John R. Strawn, Jr.

Bertrand Velge

Audit Fees and Services

Effective September 1, 2022, Friedman LLP (“Friedman”), which served as the independent registered public accounting firm of the Company since 2020, combined with Marcum and continued to operate as an independent registered public accounting firm.

On September 8, 2022, effective immediately, the Audit Committee approved the dismissal of Friedman and the engagement of Marcum to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022.

Friedman’s reports regarding the Company’s financial statements for the years ended December 31, 2021 and December 31, 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the interim period from the end of the most recently completed year through September 8, 2022, the date of Friedman’s resignation, there were no (i) disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”), and the related instructions thereto, with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports; or (ii) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K. Friedman is in agreement with the foregoing disclosures.

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The following table sets forth the fees billed to the Company for professional services rendered by Marcum and Friedman, respectively, for each of the years ended December 31, 2022 and 2021:

	Marcum		Friedman
Services	2022	2021	2022	2021
Audit Fees (1)	$197,000	$-	$54,000	$246,750
Audit-related Fees(2)	-	-	22,000	105,000
Tax Fees (3)	-	-	-	-
All Other Fees (4)	-	-	-	-
Total Fees	$197,000	$-	$76,000	$351,750

(1)	“Audit fees” are fees billed for services provided related to the audit of our annual financial statements, quarterly reviews of our interim financial statements, and services normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for those fiscal periods.

(2)	“Audit-related fees” are fees billed for services related to the audit of the Company’s consolidated financial statements and are not included in “Audit fees”. These services include audit procedures and the firm’s consent related to the Company’s registration statements filed with the SEC during the year ended December 31, 2022.

(3)	“Tax fees” are fees billed, or to be billed, by the independent accountant for professional services rendered for tax compliance, tax advice and tax planning.

(4)	“All Other Fees” are fees billed for administrative services of our auditor’s firm.

Pre-Approval Policies and Procedures

Our Audit Committee preapproves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the Audit Committee before the respective services were rendered. Our Audit Committee has considered the nature and amount of fees billed by Friedman and Marcum and believes that the provision of services for activities unrelated to the audit is compatible with maintaining their respective independence.

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Proposal 2: RatifICATION OF the Selection of Marcum LLP as LifeMD’S Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

The Audit Committee of our Board of Directors has selected the firm of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Marcum LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2020 (taking into account the acquisition of certain assets of Friedman LLP by Marcum LLP effective September 1, 2022.) Although stockholder ratification of the selection of Marcum LLP is not required by law or Nasdaq rules, our Audit Committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee may reconsider this selection.

A representative of Marcum LLP is expected to attend the 2023 Annual Meeting, have an opportunity to make a statement if he or she desires to do so, and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Marcum LLP is not ratified by the stockholders, the Audit Committee will take the vote into consideration but retains the discretion to appoint Marcum LLP or a different independent auditor at any time if it determines that such a change is in the interests of the Company.

Vote Required

The affirmative vote of the holders of Voting Securities representing a majority of the votes cast is required for the ratification of the selection of Marcum LLP as our independent registered public accounting firm for the current fiscal year. Abstentions will have no effect on the outcome of this proposal. There will be no broker non-votes with respect to this proposal.

Recommendation of our Board

OUR BOARD unanimously RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS LIFEMD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

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OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Stockholder Proposals and Nominees

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our offices at 236 Fifth Avenue, Suite 400, New York, NY 10001, Attention: General Counsel, in writing not later than January 2, 2024.

Stockholders intending to present a proposal or nominee at the 2024 Annual Meeting of Stockholders, but not to include the proposal or nominee in our proxy statement, must provide notice to the Company of such a proposal or nominee for the 2024 Annual Meeting of Stockholders no later than the close of business on April 16, 2024. To comply with the SEC’s universal proxy rules, a notice of a nominee must comply with Rule 14a-19(b) of the Exchange Act. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

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SCAN TO
VIEW MATERIALS & VOTE

LIFEMD, INC.
236 FIFTH AVENUE, 4TH FLOOR
NEW YORK, NY 10001

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 15, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LFMD2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 15, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V16234-P94813 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIFEMD, INC.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR ALL" ON PROPOSAL 1 AND "FOR" PROPOSAL 2.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01)	Justin Schreiber	06)	John Strawn, Jr.
02)	Stefan Galluppi	07)	Bertrand Velge
03)	Naveen Bhatia	08)	Robert Jindal
04)	Joseph DiTrolio	09)	Joan LaRovere
05)	Roberto Simon		

The Board of Directors recommends you vote FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V16235-P94813

LIFEMD, INC.
Annual Meeting of Stockholders
June 16, 2023 12:00 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Justin Schreiber, Chief Executive Officer of LifeMD, Inc., and Eric Yecies, General Counsel of LifeMD, Inc., and any others they may name to take their place, as Proxies with full power of substitution to vote all the shares of Voting Securities which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders on June 16, 2023, at 12:00 PM EDT to be held live via webcast at www.virtualshareholdermeeting.com/LFMD2023, or at any postponement or adjournment thereof, and upon any and all matters which may properly be brought before the Annual Meeting or any postponement or adjournments thereof, hereby revoking all former proxies.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2023 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side